Exhibit 77D.2

Item 77D

Effective June 30, 2014, the JPMorgan International Research Enhanced Equity Fund adopted changes to its investment objective, name, benchmark, and main investment strategies, as set forth in a filing made under Rule 497 of the Securities Act of 1933 with the Securities and Exchange Commission on July 1, 2014.